Exhibit 10.4

DISTRIBUTION AGREEMENT

This Agreement is between Medical Futures, Inc. ("MFI") and Colorado Biolabs, Inc. ("CBL'').  It is dated December 1, 2006.

In consideration of the promises and actions of the parties that are expressed in this Agreement, the parties agree as follows:

I. Recitations

1.	MFI desires to become the exclusive distributor in Canada of Proferrin® brand products manufactured by CBL.

2.	CBL wishes to grant the exclusive right to import and distribute its Proferrin® brand products, Proferrin® 1 1mg. and Proferrin' Forte, into and within Canada pursuant to this Agreement.

3.	Throughout this Agreement, "Proferrin®" means and includes Proferrin® 1l mg. and Proferrin® Forte (Canadian Formulation TBD).

4.
CBL is a corporation that was formed pursuant to the laws of Colorado. The only contact person at CBL who is authorized to act on behalf of CBL with respect to this Agreement is Michael Guthrie who is CBL's Designated Representative.

5.
MFI was formed to the laws of the Province of Ontario, Canada. The only contact person at MFI who is authorized to act on its behalf with respect to this Agreement is Pardeep Nijhawan who is MFI's Designated Representative.

6.
Either party may substitute another person for the person identified in either paragraph 4 or 5 or may add another name provided notice of that change is provided to the other party pursuant to the Notice provision of this Agreement.

II. Term

1.
The Agreement shall be effective for an initial term of 5 years from the last date of execution of this Agreement (the "Effective Date'') by the parties subject to the termination provisions of this Agreement.

2.
MFI has the right to extend the Agreement for an additional 5 year period provided that MFI has met or exceeded the minimum order quantities in section Vlll and notifies CBL in writing of its decision to extend at least 6 months before the expiration date of the initial tenn of this Agreement. After the expiration of this second 5 year term, this Agreement will automatically renew itself for additional 1 year periods on the anniversary of the Effective Date, subject to the termination provisions of this Agreement.

III. Governing Law

1.
The law of Colorado, U.S. A, without regard to the principles of conflicts of laws, shall be the only law that the parties and any tribunal shall consider when interpreting this Agreement or when adjudicating any dispute that arises out of or is in any way connected to this Agreement.

2.
Dispute resolution: The parties agree that in the event of any dispute between the parties, that such dispute shall be submitted to arbitration for resolution to the American Arbitration Association or another mutually agreed upon arbitrator in Denver, Colorado. The party which prevails shall be entitled to be paid or reimbursed for all of its or his reasonable attorneys fees and out-of-pocket expenses including, but not limited to, the fees of experts and lawsuit or arbitration filing and similar fees.

IV. Establishment of Distributorship; Territory; Product License

CBL designates MFI as the exclusive distributor of Proferrin® in Canada ("the Territory") as long as this Agreement has not expired or has not been terminated

1.
MFI  agrees to market  or sell  Proferrin®  only to those  (i) individuals who  reside  or work in Canada, and (ii) entities that have a place of business in Canada and who, to the best of MFI's  knowledge  and  information,   do  not  have  any  intention  of  re-selling  or  giving Proferrin to individuals  or entities in a country other than Canada.

2.	MFI has no authority to sell Proferrin® from a location in a country other than Canada.

3.
CBL agrees that it will not enter into any agreement with any other individual or entity to sell or provide Proferrin® product in Canada as long as this Agreement has not expired or has not been terminated.

4.
On or before the agreement Effective Date, MFI agrees to pay CBL a product license fee of $21,000; CBL agrees that $15,000 of that $21,000 will be applied by CBL to the final payment due from MFI on the first qualifying product order placed by MFI.

(i) MFI agrees to reimburse CBL for the actual costs specifically incurred by CBL for its formulation and validation of the Canadian formulation of Proferrin® Forte.

(ii) MFI agrees to reimburse CBL for the actual costs specifically incurred by CBL for stability and expiration dating associated with the Canadian formulation of Proferrin® Forte

V. Basic Terms of Sale

CBL agrees to sell Proferrin® to MFl for distribution pursuant to this Agreement pursuant to the following terms and conditions:

1.	Price:

a.
MFI agrees to pay to CBL [**]1 per Proferrin® 11mg. tablet and [**]2 per Proferrin® Forte tablet during the first three years of this Agreement. All prices are in US dollars and all payments shall be in US dollars. CBL reserves the right to change the price per Proferrin® tablet if CBL's cost to produce Proferrin® increases at least 10% per tablet. The % increased price shall not be greater than CBL's % increased cost to produce Proferrin®.

b.	MFI shall be responsible for all freight, insurance, tariffs, duties and customs charges.

c.
All orders must be paid by Irrevocable International Letter of Credit or by wire transfer to CBL’s bank account prior to shipment. One half of the amount is to be paid with the Purchase Order, and the other is to be paid within 5 days of receipt of product at MFI's warehouse.

d.	All orders shall be shipped FOB from CBL's tableting facility in the US.

2.	The Product:This section identifies the product that CBL is selling to MFI and addresses labeling matters.

a.	The only products that are the subject of this Agreement are Proferrin® 11mg. and Proferrin® Forte (Canadian formulation TBD).

b.	The specifications that each Proferrin® tablet must meet are set out in Exhibit A CBL is agreeing to sell and deliver, to MFI, Proferrin® in bulk only.

c.
CBL shall notify MFI of any change or improvement made to Proferrin®. Such notification shall be given in a timely manner so as to allow sufficient time to notify relevant regulatory authorities in the Territory.

d.	MFI shall not alter, in any way, the Proferrin® that is delivered to it by CBL. This prohibition includes, but is not limited to, the addition of any substance for any purpose, such as a coating.

1 [**] – Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portion.
2 [**] – Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portion.

e.	CBL agrees that it will comply with 21 U.S.C. § 381 (e), entitled "Imports and Exports” and 21 C.F.R. (Code of Federal Regulation) § 1.101 (a) through (c).

These laws and regulations impose record-keeping requirements on food and drug exporters located in the United States.

f.
MFI agrees to provide CBL with three identical originals of each product label and each item of marketing materials that MFI intends to use in connection with the sale and distribution of Proferrin®. Each of those items must be received by CBL at least 10 calendar days before it is used by MFI.  If CBL does not approve, in writing each of those items, MFI shall not use that item for any purpose.

g.	All product labels and marketing materials must be approved by CBL prior to use.

h.	All Proferrin'® shipped to MFI by CBL shall be marketed and sold by MFI with the Proferrin® brand name only.

1.
MFI shall bottle and label Proferrin® 11mg. and Proferrin® Forte  pills in accordance with Canadian law. Any "after bottling stability testing" required by government authorities i n Canada must be conducted by MFI or its agent at MFI's cost without any reimbursement from CBL.

j.
MFI  shall  have  45  calendar  days,  after  Proferrin®  is  delivered  to  it  by  CBL,  to inspect  the  Proferrin  and  reject  or repudiate  that  shipment  or  any  part  of  it.  If such rejection or repudiation occurs., MFl shall give notice to CBL of each reason of that rejection or repudiation.

VI. Other MFI Obligations

1.
MFI shall verify registration or cause to be registered Proferrin® 11 mg. and Proferrin® Forte with the proper government authorities in Canada as soon as possible after this Agreement becomes effective and, in any event, within 180 calendar days of the Effective Date for Proferrin® 1lmg. and within 18 months of the Effective Date for Proferrin® Forte. MFI agrees that it will not sell Proferrin® in Canada without first obtaining all of the required governmental clearances. All costs associated with obtaining such registration shall be the sole responsibility of MFI, unless otherwise set forth in this Agreement. MFI shall provide CBL with a copy of the approval documents that MFI receives from the Canadian authorities. CBL shall provide information that it has in its possession that is needed by MFI to gain registration so long as such information does not reveal sensitive or trade secret information.

2.
MFI acknowledges and agrees that the Proferrin® trademark and brand name remains the property of CBL worldwide. MFI shall never make any ownership claim to that trademark or brand name. CBL agrees that it will seek to register the mark, Proferrin®, in Canada at its own expense; MFI agrees to assist CBL in that effort.

3.	MFI agrees to uphold and defend, at its own expense, CBL's exclusive ownership p of the Proferrin trademark and brand name within the Territory. CBL agrees to work closely with MFI in that effort.

4.	MFI shall purchase product liability insurance in an amount of each $1,000,000 per occurrence before it sells any Proferrin®; MFl shall furnish CBL with a copy of that Certificate of insurance.

VII. Marketing and Sales

1.	MFI shall promote Proferrin® in an ethical manner and in accordance with all applicable Canadian laws.

2.
MFI shall utilize a sales force of not less than 24 representatives and to professionally, ethically and aggressively promote Proferrin® brand products during at least 80% of sales cans made by the MFI sales force, throughout the term of the agreement.

3.	MFI shall be responsible for the printing and distribution costs of all Proferrin marketing materials produced for use in Canada.

4.	CBL shall be required to pass all leads, inquiries and prospects gained in and/or from the territory to MFI.

5.	CBL shall provide MFI with at least one copy (electronic copies if available) of all marketing and training materials used by CBL for its promotional efforts in the US.

6.	CBL shall have all Proferrin® orders ready for pick-up by MFl's freight carrier of choice on or before. 75 days from the date MFI's purchase order was received by CBL.

VITT. Product Ordering and  Related  Terms

1.
MFI recognizes that CBL's production planning requires that CBL know how much Proferrin® needs to be produced for the Canadian market. MFI also agrees to notify CBL of any anticipated increase in product demand as soon as it can project such a need.

2.
MFI agrees to purchase the following quantities for Proferrin® 1lmg. in the initial three years of this Agreement and Proferrin® Forte in the first three years after regulatory approval; the obligations with respect to Proferrin® Forte shall begin on the day after MFI receives notice from a Canadian authority of MFI's legal ability to sell Proferrin® Forte in Canada:

a.	Year 1: Proferrin® 1lmg. - 450,000 tablets; Proferrin® Forte - 200,000 tablets

b.	Year 2: Proferrin® 1l mg. - 650,000 tablets; Proferrin® Forte - 550,000 tablets

c.	Year 3: Proferrin® 1lmg. - 700,000 tablets; Proferrin® Forte - 1,000,000 tablets

d.
Year 4 & 5: To be established by mutual agreement prior to the beginning of Q4 of the third year of this contract. Quantities shall be consistent with rolling average sales trends, but not less than the amount stated in section Vlll,2,c.

3.	All orders for product shall be placed at least 80 days prior to expected date of shipment from the US.

4.	Goods that are provided by CBL to MFI at no charge ("free") do not count toward the minimum purchase requirements.

5.	The minimum order for Proferrin® 1lmg. tablets shall be 200,000 tablets in bulk packaging.

6.	The minimum order for Proferrin® Forte tablets shall be 200,000 tablets in bulk packaging .

7.	During the first year of this Agreement, CBL shall provide free tablets totaling 15% of the annual minimum purchase quantity of each Product. To accomplish this objective, CBL shall do the following:

a.	An amount of tablets, equal to 5% of each order, shall be added by CBL to each Purchase Order quantity in order to provide MFI with free goods to assist with sampling needs.

b.
At the end of each quarter and provided that the agreed quarterly quantity has been purchased (annual minimum purchase divided by four), 10% of the purchase quantity for that quarter shall be provided as free goods. This 10% free goods quantity shall be delivered to MFI within 30 days from the close of each quarter.

8.
During years 2-5, MFI shall provide free tablets totaling 10% of the annual minimum purchase quantity of each Product. Free product in years 2 through 5 shall be shipped quarterly provided that 25% of the annual minimum purchase quantity has been purchased during the quarter in question.

IX. Termination

1.	This Agreement may be immediately terminated by CBL if:

a.	CBL concludes that MFI is distributing or selling Proferrin® in violation of Section IV of this Agreement;

b.	MFI fails to make timely payment of any sums due to CBL from MFI;

c.
MFI fails to verify registration of Proferrin® 11mg. within 180 days  of  the Effective date and file for registration for Proferrin®  Forte  within  18 months  of the Effective Date as long as all data required for submission  is  available from CBL; or

d.
MFI  fails  to  place  an  opening  minimum  purchase  order  for  Proferrin®   11 mg. within  120 days  of the  Effective  date; and  place  a  minimum  purchase  order  for Proferrin® Forte within 120 days  of regulatory approval of  Canadian  Proferrin® Forte.

2.
Either party may terminate this Agreement "for cause" if the other commits  a material breach of the terms of this Agreement and such  default  continues  thirty  days  after the party which believes a breach has occurred gives notice to the other of such breach .

3.
Either party may terminate this Agreement without cause after ten years (the initial 5 year period and the additional 5 year period  pursuant  to  Section II,2) by giving  90 days notice to the other party pursuant to the notice provisions of this Agreement.

X.  Non-Competition

MFI shall not market or sell  in the Territory  any  non-Proferrin®  oral  hematinic product, in capsule, tablet, soft gel, liquid, or powder form as long as this  Agreement  is in  effect and for one calendar year after this Agreement  expires or is  terminated.

XI. Miscellaneous

1.
Language: This Agreement may be translated into any language; however, should any discrepancy arise as to the interpretation of this Agreement as a result of a non-English version, the original English language version shall prevail.

2.
Severability: If any portion of this Agreement is found to be invalid or unenforceable, reasonable attempts shall be made by both parties to change this Agreement to make  it valid and enforceable. In the event such a change cannot be agreed upon, the invalid id portion of this Agreement shall have no effect on tl1e validity  or  enforceability  of  any other portion of this Agreement.

3.
Indemnification.Should any regulatory or legal action  be  taken  against  CBL by authorities or individuals within Canada  for any  reason,  other than  product  defect  which is attributable solely to CBL, MFI agrees to indemnify and hold CBL harmless from any claims; this obligation includes the payment of legal fees incurred by CBL.

4.
Assignability. This Agreement is not Assignable or transferable by MFI, either directly or indirectly, without the written consent of CBL. CBL may assign this Agreement as long as its assignee is able to perform all of CBL's obligations as set forth in this Agreement.

5.
Compliance  with  Canadian   Law:  MFI  shall  certify  by  signature  of    its  authorized signatory that this Agreement  is legal and is in accordance with  all  applicable local and national laws and regulations in Canada.

6.
No  Authority  to  Act  on  Behalf  of CBL:   MFI  is  not  authorized  to  represent   to  any individual  or  entity  that  it  (MFI)  is authorized  to act  on  behalf  of CBL except  as is expressly authorized by CBL's Designated Representative.

7.
FDA  Action:   In the unlikely  event  of a product  recall,  either taken  voluntarily   or  as required by the United States Food and Drug Administration (FDA), or other relevant US regulatory  authority, CBL shall notify MFI within  72  hours  of the  commencement of such recall effort.

8.
Notices:  All notices, requests, demands, and other communications between the parties under this Agreement shall be in writing and shall be deemed to have been duly given if by (i) personal delivery; or (ii) by fax and by e-mail or (iii) by traceable carrier such as a well-known delivery service such as, but not limited to, Federal Express.

If to Colorado Biolabs, Inc. :

Colorado Biolabs, Inc.
404 M Street
Cozad, NE 69130 Attention: [**]3
Fax:  [**]4
E-mail: [**]5
Telephone: [**]6

3 [**] – Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portion.
4 [**] – Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portion.
5 [**] – Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portion.
6 [**] – Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portion.

If to Medical Futures, Inc. :
Medical Futures Incorporated:
16 Sims Crescent, Suite 29
Richmond Hill, Ontario, Canada L4B2Pl
Attn: [**]7
Fax: [**]8
[**]9

9.	Counterpart: This Agreement may be executed in counterparts, with each counterpart being an original document, and all counterparts together constituting a single agreement.

10.
Merger: This Agreement states the entire  agreement  and the  full  understanding between the parties, and supersedes all prior discussions or negotiations, and there are no further understandings or agreements, oral or written, relating to the subject matter of this Agreement.

11.
Costs  and Expenses:  Each  party  agrees to bear  his or its own  costs,  including  attorneys' fees, in connection with this Agreement, and any other matters which are the subject of this Agreement.  The prevailing  party  in  any lawsuit  arising  from  the breach of this Agreement shall be entitled to an award of its reasonable attorneys' fees and costs as well as any other legal or equitable relief to which that party may be entitled.

12.
Modifications: No modification of this Agreement shall be effective unless in writing and signed by the party against whom it is sought to be  enforced .  There  are  no representations, warranties or agreements between the parties other than those contained in this Agreement.

13.	Successors in Interest: This Agreement is and shall be binding and inure to the benefit of the heirs and successors of each party.

14.	Paragraph Headings: Paragraph headings are for reference purposes only and do not affect the interpretation of this Agreement.

15.
Fax Signatures:  Fax signatures are fully binding  on the parties. If the Agreement  is signed via fax,  duplicate original s will promptly  be signed  by the parties  so that  each party will have a fully signed  original Agreement  for his records.

7 [**] – Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portion.
8 [**] – Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portion.
9 [**] – Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portion.

16.
Representations of Signors: Each person who signs this Agreement represents that he or she has had ample opportunity to read and understand it, that he or she has full  authority to sign this  Agreement,  and  that  he  or  she  is  signing  this  Agreement  freely and voluntarily.

	COLORADO BIOLABS, INC.		MEDICAL FUTURES, INC.

By:	/s/ Michael J. Guthrie	By:	/s/ Pardeep Nijhawan
	Michael J. Guthrie, President		Pardeep Nijhawan, Director
	Signed: November 6, 2006		Signed: November 6, 2006